Exhibit 99

General Mills Names Company Veteran Jeffrey L. Harmening to Newly Created President and Chief
Operating Officer Position Responsible for Global Operations

MINNEAPOLIS, June 23, 2016 – General Mills (NYSE: GIS) today announced the appointment of Jeffrey L. Harmening as President, Chief Operating Officer of General Mills effective July 1, 2016. Harmening will be responsible for all company operations including US Retail, International, Convenience Stores and Foodservice segments, Sales and Channel Development, as well as global supply chain, and innovation, technology & quality functions. Harmening will continue to report to Chairman & CEO Ken Powell. Harmening’s successor will be announced at a later date.

Harmening, age 49, is a 22 year veteran of General Mills and has served as the Executive Vice President and Chief Operating Officer of the $10 billion US Retail segment since May 2014. Previously, Harmening was Chief Executive Officer of Cereal Partners Worldwide (CPW) – the company’s joint venture with Nestlé headquartered in Switzerland. In that role, he was responsible for the nearly $2 billion global cereal business that distributes products to more than 130 countries outside of North America. Harmening has also served as President of General Mills’ Big G cereal and in various US Marketing roles.

“Jeff has a wide range of experience in both the US and internationally. The timing is right to bring together overall operations under one leader. Jeff is well positioned to accelerate our global Consumer First strategy to drive both growth and profitability,” said Powell.

Harmening holds a bachelor’s degree from DePauw University and his MBA from Harvard University. He serves as a trustee for DePauw University and is on the board of Partners in Food Solutions, a global non-profit organization that brings together business and technical expertise from global food companies to help fight hunger in Africa. Harmening also serves on the board of CPW.

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